DEFINITIVE PROXY MATERIAL
                                                         Dated October 6, 1997


               AMERICAN ASSET ADVISERS TRUST, INC.

                 Eight Greenway Plaza, Suite 824
                      Houston, Texas  77046



            NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                  TO BE HELD ON NOVEMBER 3, 1997



TO THE SHAREHOLDERS OF AMERICAN ASSET ADVISERS TRUST, INC.:

     A Special Meeting of the shareholders of American Asset
Advisers Trust, Inc. (the "Company") will be held at Eight Greenway Plaza, Suite 824, Houston, Texas on Monday, November 3, 1997 at
2:00 p.m., Local Time for the following purposes:

     1.   To approve certain amendments to the Company's Charter.
     2.   To approve certain amendments to the Company's Bylaws.
     3. To transact such other business as may properly come before the meeting or any adjournment thereof.

     THE BOARD OF DIRECTORS OF THE COMPANY UNANIMOUSLY APPROVED
THESE PROPOSALS AND RECOMMENDS THAT YOU VOTE "FOR" APPROVAL OF EACH ITEM LISTED ON THIS NOTICE OF SPECIAL MEETING OF SHAREHOLDERS.

     Shareholders of record at the close of business on September
23, 1997, are the only persons entitled to notice of and to vote at the meeting.

     Your attention is directed to the attached Proxy Statement. WHETHER OR NOT YOU EXPECT TO BE PRESENT AT THE SPECIAL MEETING, PLEASE FILL IN, SIGN, DATE AND MAIL THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE IN ORDER TO SAVE THE COMPANY FURTHER SOLICITATION EXPENSE. If you are present at the meeting, you may then revoke your proxy and vote in person, as explained in the Proxy Statement in the section entitled "SPECIAL MEETING OF SHAREHOLDERS - NOVEMBER 3, 1997." A return envelope is enclosed for your convenience.


                                   /s/ H. Kerr Taylor
                                   H. Kerr Taylor, Secretary
Dated: October 6, 1997